Exhibit 99.2

October 27, 2016	For More Information Contact:
Mark D. Curtis, SEVP, CFO & Treasurer
(516) 671-4900 Ext. 7413

PRESS RELEASE

THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES

3-FOR-2 STOCK SPLIT

Glen Head, New York, October 27, 2016 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq:FLIC) announced today a 3-for-2 stock split. The stock split will be effected through a 50% stock dividend entitling each stockholder of record to receive one additional share of common stock for each two shares owned. The Corporation will not pay cash in lieu of fractional shares, but will instead round-up each shareholder’s entitlement to the nearest full share. Additional shares issued as a result of the stock split will be distributed on November 28, 2016, to shareholders of record on November 10, 2016. Trading of the Corporation’s shares on a split-adjusted basis is expected to begin on November 29, 2016.

Michael N. Vittorio, President and Chief Executive Officer of The First of Long Island Corporation, stated: “We are proud of the long-term value we have created for our stockholders and look forward to executing our plans for future growth and expansion. The stock split may broaden our investor base and improve the trading volume and liquidity of our common stock.”

The First of Long Island Corporation is the parent company of The First National Bank of Long Island. The Bank currently has forty-five branches in Nassau and Suffolk Counties, Long Island and the New York City boroughs of Queens, Brooklyn and Manhattan. The Bank expects to open two more branches during the next six months and continues to evaluate sites for further branch expansion. One of the new branches will be in College Point, Queens and the other in East Islip, Long Island.